Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EZFill Holdings, Inc. of our report dated March 9, 2022, relating to the consolidated financial statements which appears in the Company’s Annual Report on Form 10-K, which is incorporated by reference in this Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

March 30, 2022